Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

James F. Ropella
Senior Vice President and Chief Financial Officer
(608) 232-5970
jropella@firstbusiness.com

First Business Financial Services, Inc. Announces Underwriters' Exercise of Over-Allotment Option

MADISON, Wis. - December 21, 2012 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (Nasdaq: FBIZ) (the “Company”), the parent company for First Business Bank and First Business Bank - Milwaukee, announced today the closing of the sale of 165,000 shares of its common stock pursuant to the underwriters' exercise of the over-allotment option, which the Company granted in connection with its previously announced underwritten public stock offering. Together with the 1,100,000 shares issued on December 10, 2012, the Company issued a total of 1,265,000 shares of common stock in the underwritten public offering, at a price to the public of $23.00 per share, for gross proceeds of approximately $29.1 million. The net proceeds of the offering after deducting underwriting discounts and commissions and estimated offering expenses were approximately $27.1 million.
Stifel, Nicolaus & Company, Incorporated served as sole book-running manager and Raymond James & Associates, Inc. and FIG Partners, LLC served as co-managers for the offering.
About First Business Financial Services, Inc.
First Business Financial Services (Nasdaq:FBIZ) is a $1.2 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the 2nd largest Wisconsin-based commercial bank holding company listed on NASDAQ or the NYSE. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

Forward Looking Statements
This press release includes "forward-looking" statements related to First Business Financial Services, Inc. (the "Company") that can generally be identified as describing the Company's future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's prospectus filed as part of a Registration Statement on Form S-1, annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.